Question 77D - Policies With Respect to Security Investment
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Changes in policy with respect to security investment are contained in the definitive 14A filing made on May 29, 2003, accession number 0000882443-03-000010, and filed on behalf of Managers U.S.
Stock Market Plus Fund, a series of Managers Trust I.